EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Financial Contact:
Janie Brown, Chief Financial Officer
503-359-2653

Merix Corporation Announces $25 Million Convertible Financing

FOREST GROVE, OR, May 30, 2002—Merix Corporation (NASDAQ: MERX), a leading manufacturer of technologically advanced electronic interconnect solutions, today announced that the Company has privately sold $25 million of 6.5% Convertible Debentures due May 2007. The Company will use a portion of the proceeds from the sale to retire in full the remaining $16 million principal amount of its 7.92% notes due 2003 and the balance for general corporate purposes, including working capital to support new growth, capital expenditures, and potential acquisitions. The Debentures are unsecured, are convertible into shares of Merix Corporation common stock at a fixed conversion price of $19.41, and are callable after August 2004 if certain conditions are met. The fixed conversion price represents a 10% premium over the 10-day volume weighted average price of the Company’s common stock ending on May 24, 2002, and a 12% premium over today’s closing price.

“We are very pleased with the terms of this financing, which provide a structure to sell shares of Merix stock at a price 50 percent higher than our last equity financing two years ago,” stated Mark Hollinger, CEO and President of Merix. “This financing enables us to retire higher coupon senior notes held by insurance companies, thereby allowing us to retain cash that we would have otherwise paid out in 2003 and eliminating the constraints on our operations imposed by the note covenants. Our goal is to maintain the strength of our balance sheet and provide flexibility to pursue our growth strategies. We appreciate the support of a new institutional investor and believe this financing serves as a further indication of Merix’s leading financial position within the PCB industry.”

Thomas Weisel Partners acted as sole placement agent in this financing. The securities have been purchased by SF Capital Partners.

About Merix:

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides high-performance materials, quick-turn prototype, pre-production and volume board production to its customers. Principal markets served by Merix include data communications and wireless telecommunications, high-end computing (workstations, servers, and storage), and test and measurement segments of the electronics industry. Additional corporate information is available on the internet at www.merix.com.

About SF Capital Partners:

SF Capital Partners, with offices in San Francisco, California and Milwaukee, Wisconsin, is a private investment fund dedicated to providing direct investment capital to promising small and medium size public companies with outstanding growth potential.